Exhibit (A2)

ARTIO GLOBAL INVESTMENT FUNDS

Amendment No. 2 to Amended and Restated Master Trust Agreement

          The undersigned, being at least a majority of the Trustees of Artio Global Investment Funds (the “Trust”), having determined it to be consistent with the fair and equitable treatment of all shareholders of the Trust, hereby amend the Trust’s Amended and Restated Master Trust Agreement (the “Master Trust Agreement”), a copy of which is on file in the office of the Secretary of the Commonwealth of Massachusetts, as follows:

1.	Schedule A is hereby amended to read in its entirety as follows:

Artio International Equity Fund
Artio International Equity Fund II
Artio Local Emerging Markets Debt Fund
Artio Total Return Bond Fund
Artio Global High Income Fund
Artio U.S. Microcap Fund
Artio U.S. Smallcap Fund
Artio U.S. Midcap Fund
Artio U.S. Multicap Fund

          The foregoing amendment shall be effective on September 15, 2010.

                    IN WITNESS WHEREOF, the undersigned duly executed this amendment as of the 15th day of September, 2010.

/s/ Harvey B. Kaplan	/s/ Robert S. Matthews

Harvey B. Kaplan	Robert S. Matthews

/s/ Peter Wolfram	/s/ Robert J. McGuire

Peter Wolfram	Robert J. McGuire

/s/ Antoine Bernheim	/s/ Thomas Gibbons

Antoine Bernheim	Thomas Gibbons

/s/ Glen Wisher

Glen Wisher